Exhibit 10.27

LOAN SERVICING AGREEMENT

Dated as of [            ],         ,

BY AND BETWEEN

LENDINGCLUB CORPORATION,

as Servicer,

and

[                    ]

as Purchaser,

(Unsecured Consumer Loans)

This LOAN SERVICING AGREEMENT, dated as of [            ], 20[    ] (the “Effective Date”), by and between LendingClub Corporation, a Delaware corporation (“LendingClub”), as servicer (in such capacity, the “Servicer”) and [                    ], a [                    ], as a purchaser (in such capacity, the “Purchaser”).

RECITALS

WHEREAS, LendingClub and Purchaser have entered into that certain Loan Purchase Agreement dated as of [            ], 20[    ] and of even date herewith (the “Purchase Agreement”), pursuant to which the Purchaser will acquire from LendingClub, from time to time, certain unsecured consumer loans evidenced by promissory notes and the related loan documents; and

WHEREAS, LendingClub has agreed to service the loans acquired by Purchaser, and LendingClub and Purchaser desire to set forth the terms and conditions under which LendingClub will service such loans on behalf of Purchaser and its assignees.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Servicer hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepted Servicing Practices” means, with respect to each Loan, the loan servicing practices and procedures that Servicer follows in the servicing and administration of, and in the same manner in which, and with the same care, skill, prudence and diligence with which the Servicer services and administers loans similar to, the Loans in the ordinary course of its business, and in all events consistent with Applicable Law, the terms of the Loan Documents and commercially reasonable servicing practices in the loan servicing industry. Notwithstanding the generality of the foregoing, (i) referral of a delinquent Loan to a Collection Agent between the 15th and 45th day of its delinquency shall be deemed to constitute commercially reasonable servicing practices; and (ii) Servicer shall have the right, at any time and from time to time, to amend or waive any term of such Loan, or in the case of a Loan that is more than 120 days delinquent, to cancel such Loan, without the consent of Purchaser.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Persons, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Loan Servicing Agreement, including all exhibits and schedules attached hereto or delivered in connection herewith, as such agreement may be amended, supplemented and modified from time to time.

“Ancillary Fees” means all ancillary servicing type fees or compensation derived from the Loans after the Purchase Date, including, but not limited to, insufficient fund charges, name change fees and other similar servicing related fees, including collection and other fees paid to Collection Agents (or to Servicer where Servicer has collected amounts due on a Delinquent Loan), with respect to the Loans to the extent not otherwise prohibited by this Agreement, the related Loan Documents or Applicable Law. Servicer shall be entitled to all Ancillary Fees collected on the Loans. Notwithstanding the foregoing, Ancillary Fees do not include Servicing Fees and all payments with respect to principal, interest, default interest, origination or similar fees and late fees attributable to the Loan.

“Applicable Law” means all federal, state and local laws, statutes, rules, regulations and orders applicable to any Loan or any Party or relating to or affecting the servicing, collection or administration of any Loan, and all requirements of any Regulatory Authority having jurisdiction over a Party with respect to its activities hereunder, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

“Bank” means a bank, savings association, or credit union chartered in the United States, or a foreign depository institution acting through a U.S. bank branch, regulated by and subject to the authority of a Regulatory Authority.

“Borrower” means, with respect to each Loan, each Person or other obligor (including any co-borrower, co-maker, co-signor or guarantor) who is obligated under the terms of such Loan.

“Business Day” means any day other than: (a) a Saturday or Sunday; (b) a legal or federal holiday; and (c) a day on which banking and savings and loan institutions in San Francisco, California, New York, New York, or the State of Utah are required or authorized by Applicable Law or Regulatory Authority to be closed for business.

“Change in Control” means the occurrence of any of the following: (i) Servicer merges or consolidates with any other Person and after giving effect to such merger or consolidation, Servicer is not the surviving entity, or (ii) any event or condition occurs which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a person or group that owns the majority of the common stock of Servicer as of the date hereof, becoming or obtaining rights (whether by means of warrants, options or otherwise) to become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding common stock of, or otherwise obtain voting control over, the Servicer.

“Charge Off Policy” means the policy of Servicer for the charge off of consumer loans included in its servicing portfolio, a complete and correct copy of which is attached hereto as Exhibit B, and which may be modified or amended from time to time by Servicer as long as such modifications and amendments comply with the definition of the “Accepted Servicing Practices” and notice thereof is provided to Purchaser within five (5) Business Days of such modification or amendment.

“Charged Off Loan” has the meaning set forth in Section 3.02(c) herein.

“Charged Off Loan Broker” means a broker of a Charged Off Loan, under an agreement between such broker and Servicer to which Purchaser is contractually joined as a seller thereunder.

“Charged Off Loan Purchaser” means a purchaser of a Charged Off Loan, under an agreement between such purchaser and Servicer to which Purchaser is contractually joined as a seller thereunder.

“Charged Off Loan Servicing Fee” has the meaning set forth in Exhibit A to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Agent” means the Person(s) designated by Servicer consistent with the terms of this Agreement; provided, however, that any Collection Agent shall not be any Person that may be entitled to impose a statutory lien upon any Loan to secure payment for services rendered by such Person.

“Delinquent” means, with respect to a Loan, the Monthly Payment due on a Due Date is not made by the close of business on the day prior to the next succeeding Due Date.

“Due Date” means the day of the calendar month on which the Monthly Payment is due on a Loan, exclusive of any grace period.

“Errors and Omissions Insurance” means Errors and Omissions Insurance to be maintained by Servicer in accordance with Section 3.07.

“Indemnified Parties” has the meaning set forth in Section 5.03 herein.

“Liquidated Loan” means a Loan which has been liquidated, whether by way of a payment in full, a disposition, a refinance, a compromise, a sale to a Charged Off Loan Purchaser or any other means of liquidation of such Loan.

“Liquidation Proceeds” means cash proceeds, if any, received in connection with the liquidation of a Liquidated Loan, net of any Charged Off Loan Broker fees or Charged Off Loan Servicing Fees.

“Loan (or “Purchased Loan”)” means each unsecured consumer loan purchased (in whole or in part) by Purchaser from LendingClub pursuant to the Purchase Agreement, together with all of the related Loan Documents, and subject to this Agreement and identified on the Loan Schedule.

“Loan Interest Rate” means the proportion of a Loan that is charged as interest to the Borrower, expressed as an annual percentage of the outstanding principal balance of such Loan.

“Loan Documents” means, with respect to any Loan, each of the loan documents included in the Loan Document Package.

“Loan Document Package” means, with respect to any Loan, all of the promissory notes, loan agreements and other documents executed and delivered in connection with the origination, funding, acquisition and ownership of such Loan.

“Loan Modification” means, with respect to any Loan, any waiver, modification or variance of any term or any consent to the postponement of strict compliance with any term or any other grant of an indulgence or forbearance to the related Borrower in accordance with the Accepted Servicing Practices pursuant to Section 3.01(b).

“Loan Schedule” means the schedule of Loans prepared and maintained by Servicer and made available to Purchaser through online access or other computer transmission that identifies each of the Loans being serviced hereunder.

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, financial condition, operations, or properties of such Person that would substantially prevent or impair the Person’s ability to perform any of its obligations under this Agreement.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to the Party or any of its Affiliates taken as a whole; (b) a material impairment of the ability of the Party to perform under this Agreement (which impairment cannot be timely cured, to the extent a cure period is applicable); or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement against the Party.

“Monthly Payment” means the amount of the scheduled monthly payment of principal and/or interest on a Loan.

“Nonperforming Loan” means any Loan which is Delinquent by at least two (2) Monthly Payments.

“Party” means either Servicer or Purchaser.

“Parties” means Servicer and Purchaser together.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or other entity, including any government agency, commission, board, department, bureau or instrumentality.

“Principal Prepayment” means any payment or other recovery of principal on a Loan which is received in advance of its scheduled Due Date.

“Proceeds” has the meaning set forth in Section 3.3(e) herein.

“Promissory Note” means, with respect to each Loan, the note or other evidence of the indebtedness of a Borrower.

“Purchase Agreement” means the Loan Purchase Agreement as defined in the recitals above, as the same may be amended from time to time.

“Purchase Date” means, with respect to each Loan, the date that such Loan is purchased by Purchaser under the Purchase Agreement.

“Purchaser Online Account” means the online account established by Purchaser as referred to and further described in the Loan Purchase Agreement.

“Regulatory Authority” means any United States federal, state, county, municipal or local governmental or regulatory authority, agency, board, body, commission, instrumentality, court, tribunal or quasi-governmental authority having jurisdiction over a Party.

“Servicer” means LendingClub Corporation, or its successor in interest or permitted assigns, in its capacity as the servicer under this Agreement, or any successor to Servicer under this Agreement as herein provided.

“Servicer Event of Default” means any event set forth in Section 7.01.

“Servicer Physical Payment Address” Servicer’s address where it maintains its books and records for the Servicing Files and, with respect to LendingClub in its capacity as Servicer, is: 71 Stevenson St., Suite 300, San Francisco, CA 94105.

“Servicing Compensation” means the compensation payable to Servicer hereunder consisting of (a) the Servicing Fees, and (b) the Ancillary Fees.

“Servicing Fee” shall have the meaning assigned thereto in Exhibit A attached hereto.

“Servicing File” means, with respect to each Loan, the items, documents, files and records pertaining to the servicing of such Loan, including, but not limited to, the computer files, data tapes, books, records, notes, copies of the Loan Documents and all additional documents generated as a result of or utilized in originating and/or servicing such Loan, which are delivered to or generated by Servicer.

“Servicing Rights” means any and all of the following: (a) any and all rights to service the Loans; (b) the rights to payment of the Servicing Fee and any Ancillary Fees (including any collection fees) with respect to the Loans; (c) the rights to all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Servicer thereunder; (d) the rights to collect all payments of the Servicing Fee and any Ancillary Fees (including any collection fees) as provided herein; and (e) the rights to maintain and use any and all Servicing Files and other data and information pertaining to the Loans, or pertaining to the past, present or prospective servicing of the Loans.

“Subcontractor” means any Person to whom Servicer delegates its duties hereunder pursuant to Section 2.02 hereof, including any Charged Off Loan Purchaser or Charged off Loan

Broker; provided, however, that any Subcontractor shall not be any Person that may be entitled to impose a statutory lien upon any Loan to secure payment for services rendered by such Person.

ARTICLE II

PURCHASER’S ENGAGEMENT OF SERVICER TO PERFORM SERVICING

2.1	Contract for Servicing; Possession of Servicing Files.

From and after each Purchase Date and until the earlier of: (i) such date as all Loans become Liquidated Loans; or (ii) this Agreement is terminated in accordance with Section 7.1, below, Purchaser appoints and contracts with Servicer as an independent contractor, subject to the terms of this Agreement, for the servicing of the Loans listed on the Loan Schedule. Such appointment is irrevocable except in the instances described in Section 7.2, below. Purchaser is the owner of the Servicing Rights relating to each Loan serviced by Servicer hereunder; except that Servicing Rights shall not include the customer relationship with, or the right to market to, Borrower, which rights shall remain with Servicer.

Subject to the terms of this Agreement, Purchaser hereby conveys and grants to Servicer, as Purchaser’s independent contractor, all Servicing Rights associated with the Loans. Servicer shall establish and maintain a Servicing File with respect to each Loan in order to service such Loan pursuant to this Agreement, and such Servicing File is and shall be held in trust by Servicer on behalf of and for the benefit of Purchaser as Purchaser thereof. Each Loan Document and the contents of the Servicing File shall be vested in Purchaser, and the ownership of all records and documents with respect to the related Loan prepared by or which come into the possession or control of Servicer shall immediately vest in Purchaser and shall be retained and maintained, in trust, by Servicer at the will of Purchaser in such custodial capacity only. Each Servicing File shall be maintained electronically and shall be appropriately identified or recorded to reflect the ownership of the related Loan by Purchaser. Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement, and Purchaser shall thereafter hold such Servicing File in accordance with this Agreement and the Purchase Agreement. To the extent that original documents are not required for purposes of realization of Loan proceeds, documents maintained by Servicer will be in digital format.

Servicer shall maintain the Servicing Files and the Loan Documents electronically and such files and documents may be accessed at the Servicer Physical Payment Address or such other physical location as designated by Servicer in writing; provided, however, in no event shall physical or electronic copies of Servicing Files be housed outside the continental United States.

Record title to each Loan and the related Promissory Note shall remain in the name of Purchaser.

2.2	Delegation of Duties.

In the ordinary course of business, Servicer may delegate any of its duties hereunder to any Subcontractor who agrees to conduct such duties in accordance with the Accepted Servicing Practices. Servicer shall remain responsible for the performance of any Subcontractor retained to perform any function required to be performed by Servicer hereunder. Such delegation shall not relieve Servicer of its liabilities and responsibilities with respect to such duties, and shall not constitute a resignation within the meaning of Section 6.03 hereof. Servicer shall provide Purchaser with prior written notice to the delegation of any of its duties as Servicer to any Subcontractor other than an Affiliate of Servicer.

2.3	Assistance and Cooperation of Purchaser.

If any actions of Purchaser are necessary or appropriate in connection with the servicing and administration of the Loans hereunder, then Purchaser shall use its commercially reasonable efforts to perform such actions in a timely manner and to cooperate with and assist Servicer in connection with such actions; provided that, so long as Servicing Rights with respect to the Purchased Loans remain with Servicer pursuant to Section 2.1, Purchaser shall not contact any Borrower without the prior written consent of Servicer, unless Purchaser (or an Affiliate thereof) is acting as a Collection Agent on behalf of Servicer.

ARTICLE III

SERVICING OF LOANS

3.1	Servicer to Service.

Servicer, as an independent contractor, shall service and administer each Loan from and after the related Purchase Date in accordance with Applicable Law, the Accepted Servicing Practices and the terms of this Agreement and shall have full power and authority, acting alone or through the utilization of Subcontractors, to do any and all things in connection with such servicing and administration as limited by the terms of this Agreement and Accepted Servicing Practices. Servicer’s general obligations with respect to the servicing of Loans hereunder shall include, without limitation, the following:

(i) Maintaining a bank account, address, or other electronic or physical facility to which Borrower is instructed to send payments due under the terms of each Loan;

(ii) Attempting to collect Borrower payments from that address on the schedule set forth in the applicable Loan Documents;

(iii) Correctly posting Proceeds from all collected Borrower payments to the applicable Purchaser Online Account;

(iv) Maintaining a toll free number (staffed between normal business hours during its regular Business Days) for Borrowers to call with inquiries with respect to the Loans, and responding to such inquiries;

(v) Responding to inquiries by any Regulatory Authority with respect to the Loans (provided, however, that Servicer shall give Purchaser, as soon as reasonably practicable, prior written notice of and the opportunity to participate in any such inquiry);

(vi) Investigating and maintaining collection procedures for delinquencies, and delivering any reports on delinquencies as may be agreed upon by the Parties;

(vii) On behalf of Purchaser, reporting to one or more of the major national consumer reporting agencies, as further set forth in this Agreement, the credit status of the Loans being serviced by Servicer for Purchaser; and

(viii) Processing final payments provided by Borrowers on the Loans.

Any material changes made to the Accepted Servicing Practices involving the practices and procedures followed by Servicer shall be communicated to Purchaser in the same method and manner as such change is communicated to the public. Unless otherwise agreed to by Servicer and Purchaser, Servicer shall be responsible for any and all acts of any Subcontractors and any Collection Agent, and Servicer’s utilization of any such Subcontractors and any Collection Agent shall in no way relieve the liability of Servicer under this Agreement. Notwithstanding the provisions of any agreement between the Servicer and such Subcontractors, any of the provisions of this Agreement relating to agreements or arrangements between Servicer or any Subcontractor or reference to actions taken through Servicer or otherwise, Servicer shall remain obligated and liable to Purchaser and its permitted successors and assigns for the servicing and administration of the Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such agreements or arrangements with any Subcontractor or by virtue of indemnification from Servicer and to the same extent and under the same terms and conditions as if Servicer alone were servicing and administering the Loans.

Servicer may grant, permit or facilitate any Loan Modification for any Loan, provided that such Loan Modification (i) is consistent with the Accepted Servicing Practices and (ii) is, in Servicer’s reasonable determination, a practical manner to obtain a reasonable recovery from such Loan based upon Servicer’s prior servicing experience for similar consumer loans. Servicer shall notify Purchaser through the Purchaser Online Account of any Loan Modification granted, permitted or facilitated by Servicer. Servicer shall not charge any Borrower any fees not contemplated in the Loan Documents without giving effect to any Loan Modifications or other amendments or modifications directed by Servicer in accordance with this Agreement.

Without limiting the generality of the foregoing, Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and Purchaser, all notices or instruments of satisfaction, cancellation or termination, or of partial or full release, discharge and all other comparable instruments, with respect to the Loans; provided, however, that Servicer shall not be entitled to release, discharge, terminate or cancel any Loan or the related Loan Documents unless (i) such Loan is a Charged Off Loan, (ii) Servicer shall have received payment in full of all principal, interest and fees owed by the Borrower related thereto, or in accordance with the Accepted Servicing Practices, or (iii) Servicer accepts a reduced payment of full principal, interest and fees owed on such Loan that is a Nonperforming Loan. If reasonably required by Servicer, Purchaser shall furnish Servicer with any powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties under this Agreement, and Servicer shall indemnify and hold Purchaser harmless for any costs, liabilities or expenses incurred by Purchaser in connection with any use of such power of attorney by Servicer or its agents in breach of this Agreement.

Notwithstanding anything to the contrary herein, Servicer shall comply with the commercially reasonable written instructions of Purchaser necessary to comply with any regulatory requirements applicable to, or agreed to by, Purchaser or any supervisory rules agreed to or imposed on the Purchaser and delivered to the Servicer from time to time with respect to the servicing of the Loans. It is understood by the Parties hereto that in the event of any conflict between this Agreement and Purchaser’s written instructions, Purchaser’s written instructions shall control; provided, however, that in the event that there is a conflict between Purchaser’s written instructions and any Applicable Law, the Accepted Servicing Practices, or the Loan Documents, Servicer shall use commercially reasonable efforts to provide Purchaser with prompt notice of such conflict, and in such case, the Applicable Law, the Accepted Servicing Practices or the Loan Documents shall control, in the foregoing order of priority, to resolve the conflict.

3.2	Collection of Payments and Liquidation of Loans.

(a) Collection of Payments. Continuously from the related Purchase Date until the date each Loan becomes a Liquidated Loan or otherwise ceases to be subject to this Agreement, in accordance with the Accepted Servicing Practices, Servicer shall use commercially reasonable efforts to collect all Monthly Payments and any other payments due under each of the Loans when the same shall become due and payable.

(b) Loss Mitigation. With respect to any Loan, subject to the Accepted Servicing Practices, Servicer shall use commercially reasonable efforts to realize upon Loans in such a manner that reasonably attempts to maximize the receipt of principal and interest for Purchaser, including pursuing any Loan Modification pursuant to Section 3.01(b) or pursuing other loss mitigation or other default recovery actions consistent with the Accepted Servicing Practices.

(c) Charged Off Loans. Promptly following any Loan satisfying the charge off criteria as set forth in its Charge Off Policy, Servicer shall, in accordance with the Charge-Off Policy, charge off the related Loan (the date of such charge-off being the “Charge Off Date” and each such Loan, a “Charged Off Loan”). Servicer shall facilitate the sale and transfer of the Loan and the Loan Documents for such Charged Off Loan to a Charged Off Loan Purchaser (other than Charged Off Loans that are deemed non-conforming or ineligible for purchase by such Charged Off Loan Purchaser) and, subject to Section 3.1(a), Servicer shall be relieved of its ongoing servicing and collection obligations hereunder, except with respect to causing any proceeds to be deposited into the Purchaser Online Account pursuant to Section 3.3 and Section 3.4.

(d) Power of Attorney. Concurrent with the signing of this Agreement, Purchaser will deliver a fully executed, notarized Power of Attorney in the form attached hereto as Exhibit C, naming Servicer as Purchaser’s attorney-in-fact to: (i) carry out the terms of Section 3.2(c) in connection with the sale and transfer of a Charged Off Loan; (ii) execute a joinder agreement joining Purchaser to an agreement or agreements between Servicer and (A) a Charged Off Loan Broker and (B) a Charged Off Loan Purchaser; and (iii) take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to transfer and convey each of the Charged Off Loans from Purchaser to a Charged Off Loan Purchaser or its successors or assignees in accordance with this Agreement and the Purchase Agreement.

(e) Establishment of and Deposits to the Purchaser Online Account. Prior to its purchase of any loans, Purchaser will establish the Purchaser Online Account, as provided for in the Purchase Agreement. Purchaser shall grant and provide Servicer with rights to cause funds to be deposited into and withdrawn from the Purchaser Online Account for the purpose of performing its servicing functions pursuant to this Agreement, including without limitation by way of automated clearing house (“ACH”) transfer.

Servicer shall cause to be deposited into the Purchaser Online Account within four (4) Business Days of the receipt by Servicer of payment made to or at the direction of Servicer the following collections received from the Loans and payments made by the related Borrowers after each Purchase Date (clauses (i) through (v) below, collectively, the “Proceeds”):

(i) all payments on account of principal on the Loans, including all Principal Prepayments;

(ii) all payments on account of interest and fees (excluding Ancillary Fees) on the Loans;

(iii) all Liquidation Proceeds;

(iv) to the extent not otherwise included in any other clauses of this Section 3.03, any net proceeds from the Loans whether by any Subcontractor or Collection Agent; and

(v) any other collections from the Loans and any other amounts required to be deposited or transferred into the Purchaser Online Account pursuant to this Agreement.

Notwithstanding the above, Liquidation Proceeds from the sale of Charged Off Loans sold on behalf of Purchaser will be retained by Servicer until the expiration of any period during which any Charged Off Loan Purchaser is contractually permitted to require repurchase by Purchaser under any agreement relating to the sale of Charged Off Loans to which Purchaser has been contractually joined pursuant to Section 3.2(d).

In the event that Servicer receives any payments on any Loans directly from or on behalf of the Borrower or any payments at a Servicer Physical Payment Address, Servicer shall receive all such payments in trust for the sole and exclusive benefit of Purchaser, and shall cause to be deposited into the Purchaser Online Account within four (4) Business Days all such payments described in this Section 3.3 (in the form so received) as and when received by Servicer.

Servicer shall segregate and hold any and all funds collected and received by Servicer on the Loans separate and apart from any of its own funds. Any amounts received by Servicer shall be held in trust by Servicer for the benefit of Purchaser as the owner of the Loans pending deposit to the Purchaser Online Account and shall not be subject to any set-off or counterclaim by Servicer, except with respect to any netting of funds as provided in Section 3.3 and Section 3.4.

Without limiting the generality of the foregoing, (a) payments in the nature of Servicing Compensation may be retained by Servicer and need not be deposited into the Purchaser Online Account, and (b) Servicer may net any amounts that it is entitled to pursuant to Section 3.4(i) or Section 3.4(ii) against any funds for deposit to the Purchaser Online Account. Any benefit derived from funds deposited into the Purchaser Online Account shall accrue to the benefit of Purchaser.

(f) Permitted Netting and Withdrawal of Proceeds. Servicer shall, from time to time, be allowed to offset against Proceeds prior to deposit into the Purchaser Online Account and, if necessary, withdraw from the Purchaser Online Account funds for the following purposes:

(i) to pay itself the earned and unpaid Servicing Compensation on such dates as determined by Servicer, subject to providing prior notice as described below; or

(ii) to remove funds transferred in error or funds that are required to be returned for any reason, subject in each case to providing information regarding the offset or withdrawal as described below.

In the case of clause (i) above, prior to the netting or withdrawal or, in the case of clause (ii) above, within five (5) Business Days after the netting or withdrawal, Servicer shall provide Purchaser with information regarding any netting or withdrawal of funds subject to clauses (i) or (ii) above, together with reasonable supporting details. Servicer shall keep and maintain, in a digital format reasonably acceptable to Purchaser, separate accounting records, on a Loan by Loan basis, for the purpose of substantiating any deposits into and withdrawals from the Purchaser Online Account or netting of Proceeds as permitted above.

(g) Credit/Other Reporting. Servicer shall accurately and fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, as well as Servicer’s own policies and practices, accurate and complete information (e.g., favorable and unfavorable) on its Borrower credit files to each of the following credit repositories: Trans Union, LLC and Experian Information Solution, Inc.

Servicer shall deliver or otherwise make available to Purchaser or its designee the following reports in a digital format during the term of this Agreement:

(i) A monthly statement with respect to the previous month that includes a list of all Purchased Loans and the delinquency status of all Purchased Loans, including a list of any Loans that were fully repaid or became Charged Off Loans during such month. The report will be delivered within the first 15 days of each month;

(ii) A daily report listing certain characteristics of any Purchased Loans; and

(iii) Such other information as may be reasonably agreed to by the Parties.

(h) Confidentiality/Protecting Customer Information. During the term of this Agreement, a Party (the “Recipient”) may receive or have access to certain information of the other Party (the “Discloser”) that is “Confidential Information,” including, though not limited to, records, documents, proprietary information, technology, software, trade secrets, financial and business information, or data related to either Party’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and process), whether oral, written, or communicated via electronic media or otherwise disclosed or made available to a Party or to which a Party is given access pursuant to this Agreement by the other Party, and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), that, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential. Recipient shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Recipient uses to protect its own Confidential Information of a like nature. Recipient’s obligations shall only extend to (a) Confidential Information, (b) information that is marked as confidential at the time of disclosure, (c) information that is unmarked (e.g., orally, visually or tangibly disclosed) but treated as confidential at the time of disclosure, and (d) information that Recipient knows or could reasonably be expected to know to be confidential. This Agreement imposes no obligation upon Recipient with respect to information that: (1) was in Recipient’s possession before receipt from Discloser as evidenced by its books and records prior to the receipt of such information; (2) is or becomes a matter of public knowledge through no fault of Recipient, or its employees, consultants, advisors, officers or directors or Affiliates; (3) is rightfully received by Recipient from a third party without a duty of confidentiality; (4) is disclosed by Discloser to a third party without a duty of confidentiality on the third party; (5) is independently developed by Recipient without reference to the Confidential Information, as evidenced by its books and records prior to the development of such information; (6) is disclosed under operation of law; or (7) is disclosed by Recipient with Discloser’s prior written approval. Recipient may disclose Confidential Information to its officers, directors, employees, members, partners, potential and existing financing sources, advisors or representatives (including, without limitation, attorneys, accountants, insurers, rating agencies, consultants, bankers, financial advisors, custodian and backup servicer) (collectively, “Representatives”) who need to have access to such Confidential Information. Recipient shall be responsible for any breach of this paragraph (a) by any of its Representatives.

In addition to its general obligation to comply with Applicable Law, the Parties shall also adhere to the following requirements regarding the confidentiality and security of Borrower information and Loan Documents:

(i) Definitions:

(1) “Borrower Information” means any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to a Borrower, including, but not limited to: a Borrower’s name, address, telephone number, account number, or transactional account history, account status; the fact that the Borrower has a relationship with Purchaser or Servicer; and any other personally identifiable information.

(2) “Information Security Program” means written policies and procedures adopted and maintained to (i) ensure the security and confidentiality of Borrower Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Borrower Information; (iii) protect against unauthorized access to or use of the Borrower Information that could result in substantial harm or inconvenience to any Borrower and (iv) that fully comply with the applicable provisions of the Privacy Requirements.

(3) “Privacy Requirements” means (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; (ii) federal regulations implementing such act and codified at 12 CFR Parts 40, 216, 332, and 573 and 16 C.F.R. Part 313; (iii) Interagency Guidelines Establishing Standards For Safeguarding Obligor Information and codified at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568, and 570, and 16 C.F.R. Part 314; and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Borrower Information including, but not limited to, information security requirements promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation and codified at 201 C.M.R. Part 17.00.

(ii) Protection And Security Of Borrower Information Under Gramm-Leach-Bliley Act.

(1) Each Party shall maintain at all times an Information Security Program.

(2) Each Party shall assess, manage, and control risks relating to the security and confidentiality of Borrower Information, and shall implement the standards relating to such risks in the manner set forth in the applicable provisions of the Privacy Requirements.

(3) Without limiting the scope of the above, each Party shall use at least the same physical and other security measures to protect all Borrower Information in such Party’s possession or control, as such Party uses for its own confidential and proprietary information.

(iii) Compliance With Privacy Requirements. The Parties shall comply with all applicable Privacy Requirements.

(iv) Unauthorized Access to Borrower Information. In the event Purchaser knows or reasonably believes that there has been any unauthorized access to Borrower Information in the possession or control of Purchaser that compromises (or threatens to compromise) the security, confidentiality or integrity of such Borrower Information, Purchaser shall take the following actions:

(1) promptly notify Servicer of such unauthorized access;

(2) identify to Servicer what specific Borrower Information may have been accessed, including (if applicable) the name and account number of each affected Borrower;

(3) take commercially reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur;

(4) take commercially reasonable steps to prohibit further disclosure of Borrower Information;

(5) upon Servicer’s request, share with such other Party the results of any computer forensics analysis of any unauthorized access; and

(6) cooperate with Servicer as reasonably necessary to facilitate compliance with any Applicable Laws and regulations regarding unauthorized access of Borrower Information.

(v) Remedies for Breach of Privacy and Security Obligations. The Parties agree that any breach or threatened breach of this Section of this Agreement could cause not only financial harm, but also irreparable harm to Servicer; and that money damages may not provide an adequate remedy for such harm. In the event of a breach or threatened breach of this Section of this Agreement by Purchaser, Servicer shall, in addition to any other rights and remedies it may have, be entitled to (1) terminate this Agreement and any and all other agreements between Purchaser and Servicer immediately; (2) seek equitable relief, including, without limitation, an injunction (without the necessity of posting any bond or surety) to restrain such breach; and (3) pursue all other remedies Servicer may have at law or in equity.

Following the termination of this Agreement, each Party agrees that it will destroy all copies of Confidential Information of the other Party, without retaining any copies thereof, and destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information; provided, however, that each Party may retain such limited copies or materials containing Confidential Information of the other Party for customary document retention and audit purposes, as required by Applicable Law. Any Confidential Information retained pursuant to this provision shall remain subject to the terms of this Agreement.

3.3	No Use of Non-Public Borrower Data

In the course of purchasing and holding Purchased Loans, Purchaser may have access to certain information concerning Borrowers. Such information could include any and all items included in a Loan Document Package and all information included in a listing for an Eligible Loan (the “Borrower Data”). Certain of the Borrower Data is published in connection with an Eligible Loan, and other information, included in certain documents in the Loan Document Package, is not publicly disclosed and may constitute NPI (collectively, “Non-Public Borrower Data”). Purchaser will not utilize Non-Public Borrower Data for any purpose not in connection with the transactions contemplated under this Agreement, and will not seek the identity of any Borrower or contact any Borrower for any purpose.

3.4	Insurance.

Servicer shall maintain, at its own expense, “Errors and Omissions” insurance, with broad coverage on all officers, employees or other persons under Servicer’s direct control and excluding any Subcontractors and Collection Agents, acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Loans (“Servicer Employees”). Any such Errors and Omissions Insurance Policy shall protect and insure Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Servicer Employees. No provision of this Section 3.07 requiring such Errors and Omissions Insurance Policy shall diminish or relieve Servicer from its duties and obligations as set forth in this Agreement.

Servicer shall (on behalf of itself and its Affiliates and Subcontractors) at all times and at its sole cost and expense, also keep in full force and effect until one (1) year after termination of this Agreement, (i) comprehensive general liability insurance policies providing coverage in an amount totaling at least Two Million Dollars ($2,000,000.00), (ii) workers compensation insurance in compliance with Applicable Law, and (iii) supplemental insurance of no less than Three Million Dollars ($3,000,000.00) in the aggregate.

All insurance policies will be with insurers rated a minimum of “A minus” by A.M. Best.

Upon the request of Purchaser shall cause to be delivered to Purchaser a certificate of insurance evidencing such required coverages.

3.5	Bankruptcies.

In the event that a Borrower files any bankruptcy proceedings, Servicer will follow the Accepted Servicing Practices and may (but may not be required to) represent Purchaser’s interest in any bankruptcy proceedings relating to the Borrower. Any action by Servicer will be in accordance with the Accepted Servicing Practices.

ARTICLE IV

GENERAL SERVICING PROCEDURES

4.1	Satisfaction of Loans and Release of Loan Documents.

Upon the receipt of all payments in satisfaction of any Loan in accordance with the proviso clause in the first sentence of Section 3.02(b), Servicer shall release or otherwise deliver a satisfaction, cancellation or termination notice or instrument for the related Loan Documents to the Borrower. Servicer shall provide appropriate notification to the Borrower of the satisfaction in full of such Loan and the cancellation and/or termination of the related Promissory Note, as required by Applicable Law or any Governmental Authority, or otherwise in accordance with the provision of services hereunder, within the time frame so prescribed.

4.2	Servicing Compensation.

Servicer and Purchaser acknowledge and agree that as consideration to Servicer for servicing the Loans subject to this Agreement, Purchaser shall be responsible for paying Servicer the Servicing Fees and any Ancillary Fees that it may receive for each Loan subject to this Agreement during any month or part thereof.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations, Warranties and Covenants of Servicer.

As a condition to the consummation of the transactions contemplated hereby, and at all times prior to the termination of this Agreement, Servicer hereby makes the following representations, warranties and covenants to Purchaser:

(a) Due Organization, Licensing and Qualification. Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Servicer, except to the extent that the failure to obtain or maintain any such license or qualification could not reasonably be expected to have a Material Adverse Effect with respect to Servicer; and in any event, Servicer is in material compliance with the Applicable Laws of any such state to the extent necessary to ensure the enforceability of the terms of this Agreement and its ability to perform its obligations hereunder.

(b) Authority and Binding Agreement. Servicer has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Servicer, and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Servicer and all requisite corporate action has been taken by Servicer to make this Agreement valid and binding upon Servicer in accordance with its terms;

(c) Ability to Perform. Assuming full and complete performance by Purchaser with its covenants and obligations hereunder, Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform in all material respects its covenants and obligations contained in this Agreement;

(d) No Consent or Approval Required. No consent, approval, license, registration, authorization or order of any Regulatory Authority is required for the execution, delivery and performance by Servicer of, or compliance by Servicer with this Agreement, including the servicing of each Loan hereunder, or if required, such consent, approval, license, registration, authorization or order has been obtained prior to the related Purchase Date for such Loan except where the failure to obtain such consent, approval, license, registration, authorization or order would not be expected to have a Material Adverse Effect hereunder;

(e) Standard of Care. Servicer’s responsibilities under this Agreement will be performed by qualified personnel in a professional manner in accordance with the standards of care, skill, knowledge and diligence consistent with recognized and sound practices and procedures for the servicing of unsecured consumer loans;

(f) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Servicer;

(g) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition and performance of the servicing responsibilities by Servicer, the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Servicer’s charter or by-laws or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, unless such conflict or breach could not be expected to have a Material Adverse Effect under the terms of this Agreement, result in the material violation of any Applicable Law to which Servicer or its property is subject, materially impair or interfere with the ability of Servicer to service the Loans, or materially impair the aggregate value or collectability of the Loans;

(h) No Default. Servicer is not in default, and no event or condition exists that after the giving of notice or lapse of time or both, would constitute an event of default under any material mortgage, indenture, contract, agreement, judgment or other undertaking, to which Servicer is a party;

(i) Data Integrity. All material information provided by Servicer to Purchaser through Servicer’s platform relating to the servicing of each Loan is true, correct and consistent, in all material respects, with the information obtained or generated by Servicer in connection with its servicing of each such Loan, except as would not be expected to have a Material Adverse Effect. The forgoing is not intended to be a verification of any information provided by the related Borrower (A) that has been obtained in connection with the underwriting and acquisition of each such Loan by LendingClub or (B) that is not otherwise verified as part of the servicing of such Loan by Servicer in connection with the performance of its duties and obligations hereunder, and Servicer makes no representation or warranty as to the accuracy or truthfulness of such information. Purchaser acknowledges that it is assuming the risk of any incorrect or false information provided by a Borrower;

(j) No Material Change. There has been no Material Adverse Change in Servicer that would affect Servicer’s ability to perform under this Agreement since the date of Servicer’s most recent financial statements, which are made publicly available through filings with the SEC;

(k) Compliance with Law and Accepted Servicing Practices. Servicer (i) is in material compliance with all Applicable Laws, and (ii) is not in violation of any order of any Regulatory Authority or other board or tribunal, except, in the case of both (i) and (ii), where any such noncompliance or violation would not reasonably be expected to have or result in a Material Adverse Effect; and Servicer has not received any notice that Servicer is not in material compliance in any respect with any of the requirements of any of the foregoing; Servicer has maintained in all material respects all records required to be maintained by any applicable Regulatory Authority; and Servicer is in material compliance with the Accepted Servicing Practices.

5.2	Representations, Warranties and Covenants of Purchaser.

As a condition to the consummation of the transactions contemplated hereby, and at all times prior to the termination of this Agreement, Purchaser hereby makes the following representations, warranties and covenants to Servicer:

(a) Due Organization, Licensing and Qualification. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is in good standing with every regulatory body having jurisdiction over its activities of Purchaser, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Purchaser. If Purchaser is a Bank, (i) Purchaser is chartered under U.S. federal or state banking laws, or (ii) Purchaser is a foreign depository institution that will act for purposes of this Agreement solely through United States branches that are subject to U.S. federal or state banking laws.

(b) Authority and Binding Agreement. Purchaser has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Purchaser and all requisite corporate action has been taken by Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms;

(c) Ability to Perform. Assuming full and complete performance by the Servicer with its covenants and obligations hereunder, Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform in all material respects its covenants and obligations contained in this Agreement;

(d) Ability to Service. To the extent that Purchaser may be designated as a Collection Agent at any time, or otherwise take any responsibility in the servicing of Loans, Purchaser has experience servicing Loans, with the facilities, procedures and experienced personnel necessary for the sound servicing of Loans hereunder;

(e) No Consent or Approval Required. No consent, approval, license, registration, authorization or order of any Regulatory Authority is required for the execution, delivery and performance by Purchaser of, or compliance by Purchaser with this Agreement, including the holding of each Loan hereunder, or if required, such consent, approval, license, registration, authorization or order has been obtained prior to the related Purchase Date for such Loan.

5.3	Indemnification and Notice of Claims.

Servicer shall indemnify and hold harmless Purchaser and its Affiliates, trustees, directors, officers, employees, members, managers, representatives, stockholders and agents from and against any third party claims, losses, reasonable attorneys’ fees, damages, liabilities, costs, expenses, or suits for injury to any Person, damage to or loss of property, or any other claim directly arising out of and to the extent attributable to a) any grossly negligent or willful act or omission of Servicer, its employees, or agents or b) the material breach of performance by Servicer of this Agreement or any other agreement, instrument, or document executed in connection with this Agreement, including the failure to be in material compliance with Applicable Law.

Purchaser shall indemnify and hold harmless Servicer and its Affiliates, trustees, directors, officers, employees, members, managers, representatives, stockholders and agents from and against any third party claims, losses, reasonable attorneys’ fees, damages, liabilities, costs, expenses, or suits for injury to any Person, damage to or loss of property, or any other claim directly arising out of and to the extent attributable to a) any grossly negligent or willful act or omission of Purchaser, its employees, agents, or subcontractors or b) the material breach of performance by it of this Agreement or any other agreement, instrument, or document executed in connection with this Agreement including the failure to be in material compliance with Applicable Law.

A Party seeking indemnification under this Section 5.3 (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claim or matter for which it may seek indemnity. The Indemnifying Party will have the right to defend the Indemnified Party against a third party claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the claim or matter that the Indemnifying Party will indemnify the Indemnified Party in accordance with this Article, and (ii) the Indemnifying Party conducts the defense of the third party claim or matter actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the claim. The Indemnifying Party shall not indemnify the Indemnified Party against any loss, liability or expense incurred by the Indemnified Party to the extent of the Indemnified Party’s gross negligence or willful misconduct. Knowledge by the Indemnified Party of any breach or non-compliance hereunder shall not constitute a waiver of the Indemnified Party’s rights and remedies under this Agreement, provided the Indemnified Party has notified the Indemnifying Party of such breach or non-compliance in a timely manner. No express or implied waiver by the Indemnifying Party of any default hereunder shall in any way be, or be construed to be, a waiver of any other default. The failure or delay of the Indemnified Party to exercise any of its rights granted hereunder regarding any default shall not constitute a waiver of such right as to any other default and any single or partial exercise of any particular right granted the Indemnified Party hereunder shall not exhaust the same or constitute a waiver of any other right provided herein.

ARTICLE VI

ADDITIONAL COVENANTS

6.1	Existence, Qualification.

Servicer shall keep in full effect its existence, rights and franchises, and shall obtain and preserve its licenses or other approvals to service the Loans and its qualifications to do business in each jurisdiction in which such licenses, approvals and qualifications are or shall be necessary to protect the validity and enforceability of this Agreement and to perform the servicing of the Loans under this Agreement, except where such failure could not be expected to have a Material Adverse Effect.

6.2	Limitation on Liability of Servicer and Others.

Neither Servicer nor any of the directors, officers, employees or agents of Servicer shall have any liability to Purchaser for taking any action or refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect Servicer or any such Person against any material breach of any covenants, warranties or representations made herein or any liability for Servicer’s gross negligence or willful misconduct. Servicer and any director, officer, employee or agent of Servicer may rely in good faith, without investigation, on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that Servicer may undertake any such action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the Parties hereto. In such event, notwithstanding anything to the contrary herein, Servicer shall be entitled to full and prompt reimbursement from Purchaser for the reasonable legal expenses and costs of such action.

6.3	Limitation on Resignation and Assignment by Servicer.

Servicer shall not assign this Agreement or the servicing responsibilities hereunder or delegate its rights or duties hereunder or any portion hereof (other than a delegation to a Subcontractor pursuant to Section 2.02 or a transfer to a Collection Agent or Charged Off Loan Purchaser) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Such consent shall not be required in the event of a Change in Control event.

Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of Servicer and Purchaser or upon Servicer’s reasonable determination that its duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by Servicer without unreasonable costs or expenses. Any such determination permitting the resignation of Servicer shall be in the reasonable discretion of Servicer.

6.4	Relationship With Customers.

Purchaser acknowledges that LendingClub will maintain an ongoing relationship with the Borrower, and Purchaser agrees that it will have no marketing or account ownership rights with respect to any Borrower.

6.5	Business Continuity and Disaster Recovery Plan.

Servicer shall, at its own expense, design, implement, and maintain a business continuity and disaster recovery program and viable response and recovery capabilities for the services provided hereunder. As part of its periodic assessment of availability risks, Servicer shall consider the need for geographic diversification of document storage, software/data backup storage, and workplace and systems recovery, as described in the Federal Financial Institutions Examination Council’s Business Continuity Planning IT Examination Handbook. At a minimum, Servicer’s core processing facilities and operations will include full weekly backup and daily incremental backup to ensure minimal exposure to systems failure. Servicer will make commercially reasonable efforts to ensure the continuity of operations. Upon Purchaser’s request, Servicer shall provide a copy of its business continuity and disaster recovery program summary to Purchaser and/or permit Purchaser to review Servicer’s business continuity and disaster recovery plans at Servicer’s location. Servicer shall regularly, but no less than annually, test its business continuity and disaster recovery capabilities. Servicer shall update its plans in a timely manner. In the event of a natural or other disaster beyond Servicer’s control that interrupts Servicer’s performance of any services described hereunder for any period, Servicer shall respond to such disaster in a commercially reasonable time period in accordance with the procedures contained in the business continuity and disaster recovery plans in order to resume performance of such services.

6.6	Cooperation in Purchaser Financing Efforts.

In the event that Purchaser seeks to arrange financing to facilitate its purchase of Eligible Business Loans, as described in the Loan Purchase Agreement, Seller will cooperate with Purchaser’s efforts, including: (i) considering reasonable amendments to the Servicing Agreement and the Loan Purchase Agreement (and requesting any required consents or approvals) to contemplate such financing arrangements; (ii) considering a reasonable multi-party or similar agreement with Purchaser and Purchaser’s source of financing (and requesting any required consents or approvals); and (iii) considering consent to Purchaser’s assignment of its obligations under the Servicing Agreement and Loan Purchase Agreement (and requesting any required consents or approvals) in connection with a securitization transaction. In each case, Seller’s consent to such amendments, modifications or agreements will be in the sole and absolute discretion of Seller and, in addition, will take into account any additional costs, liabilities or operational obligations that may be requested.

ARTICLE VII

TERMINATION

7.1	Termination for Event of Default.

(a) This Agreement shall be terminable at the sole option of Purchaser, if any of the following events of default exist on the part of Servicer and such events have a Material Adverse Effect (each, a “Servicer Event of Default”):

(i) failure by Servicer to duly observe or perform in any material respect any of its covenants, obligations or agreements set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Servicer knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Purchaser; or

(ii) failure by Servicer to maintain licenses, approvals, qualifications and authorizations to do business or service any Loans in any jurisdiction where the related Borrowers are residents, to the extent required under Applicable Law, and such failure continues unremedied for a period of thirty (30) days after the earlier of the date upon which Servicer received written notice of such failure from any Regulatory Authority; or

(iii) a decree or order of a court or agency or supervisory authority or Regulatory Authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(iv) Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or of or relating to all or substantially all of its property; or

(v) any representation or warranty made by Servicer shall prove to be untrue or incomplete in any material respect such as to create a Material Adverse Effect and continues unremedied for a period of thirty (30) days after its receipt of written notice of such failure, requiring the same to be remedied, from Purchaser; or

(vi) any failure by Servicer to make any undisputed payment, transfer or deposit into the Purchaser Online Account as required by this Agreement which continues unremedied for a period of fifteen (15) Business Days after Servicer’s receipt of notice of such failure from Purchaser; or

(vii) any Regulatory Authority shall have condemned, seized or appropriated, or to have assumed custody or control of, all or any substantial part of the property of Servicer, or shall have taken any action to displace the management of Servicer or to curtail its authority in the conduct of the business of Servicer, or takes any action in the nature of enforcement to remove, limit or restrict the licensing or approval of Servicer as a servicer of consumer loans.

In each and every case that the Servicer Event of Default is continuing, in addition to whatsoever rights that Purchaser may have at law or equity to damages, including injunctive relief and specific performance, Purchaser may, by notice in writing to Servicer, terminate all the rights and obligations of Servicer under this Agreement and in and to the servicing contract established hereby and the proceeds thereof, except as incurred prior to the effective date of such termination.

(b) This Agreement shall be terminable at the sole option of Servicer, if any of the following events of default exist on the part of Purchaser and such events have a Material Adverse Effect (each, a “Purchaser Event of Default”):

(i) failure by Purchaser to duly observe or perform in any material respect any of its covenants, obligations or agreements set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Servicer;

(ii) failure by Purchaser to satisfy its obligations to compensate Servicer for its servicing activities as set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Servicer;

(iii) failure by Purchaser to maintain licenses, approvals, qualifications and authorizations to do business, to the extent required under Applicable Law, and such failure continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser received written notice of such failure from any Regulatory Authority; or

(iv) a decree or order of a court or agency or supervisory authority or Regulatory Authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Purchaser and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(v) Purchaser shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Purchaser or of or relating to all or substantially all of its property.

Upon receipt by either Party of such written notice of termination, all authority and power of Servicer under this Agreement, whether with respect to the Loans or otherwise, shall pass to and be vested in Purchaser or its designee, and all Servicing Rights with respect to Loans shall be immediately assigned, transferred and conveyed to Purchaser or its designee. Servicer shall prepare, execute and deliver to Purchaser (or its designee) any and all documents and other instruments, place in such successor’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer of the Loans and related Loan Documents and servicing data. Servicer shall, in a timely manner, cooperate with Purchaser (or its designee) in effecting the termination of the servicing responsibilities and rights hereunder and the transfer of the servicing functions and the Servicing Files, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by Servicer to the Purchaser Online Account or thereafter received with respect to the Loans. Servicer shall be entitled only to any accrued and unpaid Servicing Compensation and Ancillary Fees through the effective date of such termination.

By a written notice, either Party may waive any default by the other in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

7.2	Transfer to Purchaser.

Simultaneously with the termination of Servicer’s responsibilities and duties under this Agreement pursuant to Section 7.01, Purchaser shall (i) succeed to and assume all of Servicer’s responsibilities, rights, duties and obligations under this Agreement simultaneously with the termination of Servicer’s responsibilities, duties and liabilities under this Agreement or (ii) appoint a successor to succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement simultaneously with the termination of Servicer’s responsibilities, duties and liabilities under this Agreement. In the event that Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to Section 7.01, Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the earlier of: (x) the effective date thereof; or (y) the date that is thirty (30) days following the date of notification of termination; with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.

Within thirty (30) days of a termination pursuant to Section 7.01, Servicer shall prepare, execute and deliver to Purchaser or the successor entity and place in Purchaser’s or such successor’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer of the Servicing Files and related documents. Servicer shall, in a timely manner, cooperate with Purchaser in effecting the termination of Servicer’s responsibilities and rights hereunder and the transfer of servicing responsibilities to Purchaser or the successor entity, including without limitation, the transfer to Purchaser or the successor entity for administration by it of all cash amounts which shall at the time be credited by Servicer to the Purchaser Online Account or thereafter received with respect to the Loans.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1	Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if (a) mailed, by registered or certified mail, return receipt requested, to the appropriate Party hereto at the address below, or (b) transmitted by facsimile transmission or by electronic mail with acknowledgment, to the appropriate Party hereto at the facsimile number or the electronic mail address provided below:

If to Purchaser:

[Address]

Attention:

Email:

If to Servicer:

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, CA 94105

Attention: SVP, Institutional Group

E-mail Address:

With a copy to (which will not constitute notice):

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, CA 94105

Attention: General Counsel

Email:

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective upon delivery. Any notice or communication sent by facsimile, email, or air courier will be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

8.2	Severability.

Any part, provision, representation or warranty of this Agreement that is prohibited or not fully enforceable in any jurisdiction, will be ineffective only to the extent of such prohibition or unenforceability without otherwise invalidating or diminishing either Party’s rights hereunder or under the remaining provisions of this Agreement in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable in any respect any such provision in any other jurisdiction.

8.3	Place of Delivery and Governing Law.

This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by Purchaser in the State of Delaware and shall be deemed to have been made in the State of Delaware.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8.4	Submission to Jurisdiction; Waiver of Jury Trial.

EACH PARTY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT.

EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

8.5	LIMITATION OF LIABILITY.

EXCEPT FOR EACH PARTY’S OR FOR ACTS OR OMISSIONS THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES, BENEFICIARIES, ASSIGNEES OR SUCESSORS (BY ASSIGNMENT OR OTHERWISE) BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER ENTITY FOR ANY LOST PROFITS, COSTS OF COVER, OR OTHER SPECIAL DAMAGES, OR ANY PUNITIVE, EXEMPLARY, REMOTE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES,

UNDER THIS AGREEMENT INCURRED OR CLAIMED BY ANY PARTY OR ENTITY (OR SUCH PARTY OR ENTITY’S OFFICERS, DIRECTORS, STOCKHOLDERS, MEMBERS OR OWNERS), HOWEVER CAUSED, ON ANY THEORY OF LIABILITY.

8.6	Further Agreements.

Purchaser and Servicer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

8.7	Successors and Assigns; Assignment of Servicing Agreement.

This Agreement shall bind and inure to the benefit of and be enforceable by Servicer and Purchaser and the respective successors and assigns of Servicer and Purchaser. The rights and obligations of either Party under this Agreement shall not be assigned without the prior written consent of the other Party, and any such assignment without the prior written consent of the other Party shall be null and void.

8.8	Amendment; Waiver.

Except as otherwise expressly provided herein, Purchaser and Servicer may amend this Agreement, from time to time, in a writing signed by duly authorized officers of Servicer and Purchaser; provided, however, that Servicer may amend Exhibit A in a writing signed by a duly authorized officer of Servicer. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.

8.9	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

8.10	Costs.

Each of Purchaser and Servicer shall bear its own costs and expenses in connection with this Agreement, including without limitation any commissions, fees, costs, and expenses, including those incurred in relation to due diligence performed or legal services provided in connection with this Agreement.

8.11	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The Parties agree that this Agreement and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed and PDF signatures may constitute original signatures and that a faxed or PDF signature page containing the signature (faxed, PDF or original) is binding upon the Parties.

8.12	No Joint Venture or Partnership.

Each Party hereto (including any of its respective permitted successors and assignees) acknowledges and agrees that such Party will not hold itself out as an agent, partner or co-venturer of any other Party hereto and that this Agreement and the transactions contemplated hereby, including the payment of any fees or the reimbursement of any expenses, is not intended and does not create an agency, partnership, joint venture or any other type of relationship between or among the Parties hereto, except to the extent that any independent contractual relationship established hereby.

8.13	Entire Agreement.

As of the date hereof, each Party hereby acknowledges and agrees that this Agreement, together with the exhibits hereto, represents the complete and entire agreement between the Parties, and shall supersede all prior written or oral statements, agreements or understandings between the Parties relating to the subject matter of this Agreement.

8.14	No Petition.

Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by Applicable Law, each Party agrees that it shall not institute, or join any other Person in instituting, a petition or a proceeding that causes (a) the other Party to be a debtor under any federal or state bankruptcy or similar insolvency law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for such other Party or any substantial part of any of its property.

8.15	Force Majeure.

If any Party anticipates being unable or is rendered unable, wholly or in part, by an extreme and unexpected force outside the control of such Party (including, but not limited to, act of God, legislative enactments, strikes, lock-outs, riots, acts of war, epidemics, fire, communication line or power failure, earthquakes or other disasters) to carry out its obligations under this Agreement, that Party shall give to the other Party in a commercially reasonable amount of time written notice to that effect, the expected duration of the inability to perform and assurances that all available means will be employed to continue and/or restore performance. Upon receipt of the written notice, the affected obligations of the Party giving the notice shall be suspended so long as such Party is reasonably unable to so perform and such Party shall have no liability to the other for the failure to perform any suspended obligation during the period of suspension; however, the other Party may at its option terminate this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Servicer and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

LENDINGCLUB CORPORATION
(Servicer)

By:
Name:
Title:

[ ]
(Purchaser)

By:
Name:
Title:

EXHIBIT A

SERVICING FEE

Servicing Fee: With respect to LendingClub acting as Servicer, and as determined for each calendar month (as of the last day of each such month), the Servicing Fee shall be equal to the product of (1)             , (2) the outstanding principal balance of all Loans being serviced by Servicer under the Servicing Agreement as of the end of each month (collectively, the “Assets”), and (3) a “Fee Percentage” equal to a number of basis points (the “Fee Percentage”) depending upon the amount of Assets, calculated as follows:

Amount of Assets	Fee Percentage

basis points ( %)

The Servicing Fee shall be payable by Purchaser (or any subsequent holder of the Purchased Loans) monthly in arrears.

Charged Off Loan Servicing Fee: The Servicing Fee with respect to Charged Off Loans shall be 1% of Liquidation Proceeds from the sale of Charged Off Loans sold on behalf of Purchaser.

EXHIBIT B

CHARGE OFF POLICY

EXHIBIT C

POWER OF ATTORNEY

From [                                        ], as Purchaser, to

LendingClub Corporation, as Servicer

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, the Loan Servicing Agreement, dated as of [            ], 20    , between LendingClub Corporation, a Delaware corporation (“LendingClub”), as servicer (in such capacity, the “Servicer”) and [                    ], a [                    ] as a purchaser (in such capacity, the “Purchaser”) (the “Loan Servicing Agreement”).

WHEREAS, in connection with the Loan Servicing Agreement, Purchaser agrees to constitute and appoints Servicer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact of Purchaser with full power and authority in the place and stead of Purchaser, and in the name of Purchaser or in its own name, from time to time, for the purpose of carrying out the terms of the Loan Servicing Agreement as related to the Charged Off Loans and complying with the terms of the related Loan Document Packages, and to take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to accomplish the purposes of the Loan Servicing Agreement as related to the Charged Off Loans and complying with the terms of the related Loan Document Packages.

Capitalized terms used and not defined herein have the meanings assigned to them in the Servicing Agreement.

NOW, THEREFORE, Purchaser does hereby:

1. constitute and appoint Servicer and any officer or agent thereof (which are referred to herein collectively as “Attorneys” and individually as “Attorney”) with full power of substitution, as its true and lawful attorney-in-fact of Purchaser with full power and authority in the place and stead of Purchaser, and in the name of Purchaser or in its own name, from time to time:

(a) to carry out the terms of Section 3.02(c) in connection with the sale and transfer of a Charged Off Loan;

(b) to execute a joinder agreement joining Purchaser to an agreement or agreements between Servicer and (A) a Charged Off Loan Broker and (B) a Charged Off Loan Purchaser;

(c) to take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to transfer and convey each of the Charged Off Loans from Purchaser to a Charged Off Loan Purchaser or its successors or assignees in accordance with this Agreement and the Purchase Agreement.

2. Further authorize and empower each such Attorney, for and in the place and stead of Purchaser and in the name of Purchaser: (a) to file and record this Power of Attorney with the appropriate public officials; and (b) to appoint and name such substitute attorneys with all authority and powers hereunder, provided that such substitute attorneys are duly elected and qualified officers of the Purchaser.

Purchaser covenants and grants to the Attorneys full authority and power to execute any documents and instruments and to do and perform any act that is necessary or appropriate to effect the intent and purposes of the foregoing authority and powers hereunder. Purchaser further ratifies and confirms each act that the Attorneys shall lawfully do or cause to be done in accordance with the authority and powers granted hereunder. The foregoing authority and powers granted hereunder shall not be deemed breached by reason of any action or omission of any Attorneys appointed hereunder. Purchaser covenants and agrees that, from time to time at the request of the Servicer, Purchaser shall execute instruments confirming all of the foregoing authority and powers of any Attorneys.

Without actual notice to the contrary, any person may rely on authorities and powers granted hereunder and any actions of the Attorneys taken pursuant to such authorities and powers as the valid, binding and enforceable actions of Servicer and that all conditions hereunder to the exercise of such actions by the Attorneys have been completed and are satisfied. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Purchaser as to the authority of Attorney to take any action described herein, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Purchaser irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney.

This Power of Attorney is revocable by Purchaser upon thirty (30) days’ written notice to Servicer.

2

IN WITNESS WHEREOF, this Power of Attorney is executed by Purchaser on this      day of             , 201  .

[ ],
as Purchaser

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF	§
§
COUNTY OF	§

On the      day of             , 201  , before me personally appeared the above-named                                          of [Company], to me known and known to me to be the                                          of said company, and acknowledged said instrument so executed to be his/her free act and deed in said capacity and the free act and deed of said company.

Notary Public

Printed Name:

My Commission Expires: